Exhibit 4.4

HCA INC.,

as Issuer,

HCA HOLDINGS, INC.,

as Parent Guarantor,

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

as Trustee,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Paying Agent, Registrar and Transfer Agent

5.375% Senior Secured Notes due 2025

SUPPLEMENTAL INDENTURE NO. 12

Dated as of May 20, 2015

To BASE INDENTURE

Dated as of August 1, 2011

SUPPLEMENTAL INDENTURE NO. 12 (the “Twelfth Supplemental Indenture”), dated as of May 20, 2015, among HCA Inc., a Delaware corporation (the “Issuer”), HCA Holdings, Inc. (the “Parent Guarantor”), Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent.

W I T N E S S E T H

WHEREAS, the Issuer, the Parent Guarantor and the Trustee have executed and delivered a base indenture, dated as of August 1, 2011 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”) to provide for the future issuance of the Issuer’s senior debt securities to be issued from time to time in one or more series;

WHEREAS, the Issuer and the Parent Guarantor have heretofore executed and delivered to the Trustee a supplemental indenture, dated as of January 16, 2015 (together with the Base Indenture, the “Eleventh Supplemental Indenture”), providing for the issuance of $1,000,000,000 aggregate principal amount of 5.375% Senior Notes due 2025 (the “Initial Notes”);

WHEREAS, pursuant to Section 2.01 of the Eleventh Supplemental Indenture, the Issuer may create and issue, from time to time without notice to or consent of any holder of the Initial Notes, additional notes that are subject to the provisions of the Eleventh Supplemental Indenture upon written order of the Issuer to the Trustee in the form of an Authentication Order specifying the amount and series of such notes to be authenticated and the date on which the notes are to be authenticated by the Trustee;

WHEREAS, the Issuer is issuing an additional $1,600,000,000 aggregate principal amount of its 5.375% Senior Notes due 2025 (the “Additional Notes”) with the same terms as the Initial Notes;

WHEREAS, pursuant to Section 9.01 of the Eleventh Supplemental Indenture, the Issuer, the Parent Guarantor and the Trustee are authorized to execute and deliver this Twelfth Supplemental Indenture without the consent of the holders, and the conditions set forth in the Eleventh Supplemental Indenture for the execution and delivery of this Twelfth Supplemental Indenture have been complied with; and

WHEREAS, all other actions necessary to make this Twelfth Supplemental Indenture a legal, valid and binding agreement of the Issuer, the Parent Guarantor and the Trustee, in accordance with its terms, and a supplement to, the Eleventh Supplemental Indenture, have been performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Eleventh Supplemental Indenture.

(2) Provisions of the Eleventh Supplemental Indenture. The provisions of the Eleventh Supplemental Indenture shall apply to the Additional Notes and any certificated Additional Notes in definitive form issued in exchange therefor in the exact same manner as they apply to the Initial Notes and any certificated Initial Notes in definitive form issued in exchange therefor. The Additional Notes and the Initial Notes will be treated as a single series for all purposes under the Eleventh Supplemental Indenture and will have identical terms, other than their issue date and issue price. The Additional Notes will accrue interest from January 16, 2015 and have a first Interest Payment Date of August 1, 2015.

(3) Effect of Twelfth Supplemental Indenture.

(a) This Twelfth Supplemental Indenture is a supplemental indenture within the meaning of Section 9.01 of the Eleventh Supplemental Indenture, and the Eleventh Supplemental Indenture shall be read together with this Twelfth Supplemental Indenture and shall have the same effect over the Additional Notes, in the same manner as if the provisions of the Eleventh Supplemental Indenture and this Twelfth Supplemental Indenture were contained in the same instrument.

(b) In all other respects, the Eleventh Supplemental Indenture is ratified and confirmed by the parties as supplemented by the terms of this Twelfth Supplemental Indenture.

(4) Note Forms. The Additional Notes issued by the Issuer pursuant to this Twelfth Supplemental Indenture shall be substantially in the form of Exhibit A to the Eleventh Supplemental Indenture giving effect to the provisions of Section (2) above.

The Additional Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A to the Eleventh Supplemental Indenture.

(5) Governing Law. THIS TWELFTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Twelfth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twelfth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(9) Severability Clause. In case any provision in this Twelfth Supplemental Indenture or in the Additional Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(10) Successors. All agreements of the Issuer and the Parent Guarantor in this Twelfth Supplemental Indenture shall bind their successors. All agreements of the Trustee and the Paying Agent, Registrar and Transfer Agent in this Twelfth Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed, all as of the date first above written.

HCA INC.

By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	Senior Vice President – Finance

HCA HOLDINGS, INC., as Parent Guarantor

By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	Senior Vice President – Finance

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James D. Heaney
Name:	James D. Heaney
Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Registrar and Transfer Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Debra A. Schwalb
Name:	Debra A. Schwalb
Title:	Vice President

By:	/s/ Jeffrey Schoenfeld
Name:	Jeffrey Schoenfeld
Title:	Vice President